Share Certificate

Number of Certificate	Number of Shares
1	**[*]**

JAJI Global Incorporation

COMPANY NUMBER 399518

(Incorporated in the Cayman Islands under the Companies Act, CAP.22)

Capital: USD10,000 divided into 100,000,000 Ordinary Shares of par value USD0.0001 each.

This is to certify that **[Name of the shareholder]** of [Address of the shareholder] is the registered holder of **[Number of shares being held] Ordinary Shares** set out in the Company's register of members with the numbers set out above, each being fully paid and non-assessable, subject to the Memorandum and Articles of Association of the company, and transferable only on the books of the Company by the holder hereof in person or by the Attorney upon surrender of this certificate properly endorsed.

Given this [*] day of [*] 2024

Director	Director/Secretary
[To be signed by any one of the director]	[To be signed by any one of the director/secretary]